Exhibit 1

MI Developments Inc.

455 Magna Drive
Aurora, Ontario L4G 7A9
Tel (905) 713-6322
Fax (905) 713-6332

MI DEVELOPMENTS INC. ANNOUNCES APPOINTMENT OF

NEW CHIEF FINANCIAL OFFICER

September 18, 2009, Aurora, Ontario, Canada — MI Developments Inc. (MID) (TSX: MIM.A, MIM.B; NYSE: MIM) announced today that Mr. Rocco Liscio has been appointed by the Board of Directors to serve as Executive Vice-President and Chief Financial Officer, effective immediately.  Mr. Liscio replaces Richard Smith, who resigned from his position at MID effective today in order to pursue other opportunities.

From 2006 to most recently, Mr. Liscio served as Chief Financial Officer for Groupworks Financial Corp., a group benefits and pension advisory firm consolidator based in Markham, Ontario. Prior to that, Mr. Liscio was the Vice President of Finance and Chief Financial Officer of Richards Packaging Income Fund, a leading packaging distributor in North America; from 1999 to 2003, the Executive Vice President and Chief Financial Officer for Royal LePage Commercial Inc. (now Cushman and Wakefield Canada), a national commercial real estate services company; and from 1992 to 1998, he held several financial roles at Wang Canada Ltd., including Chief Financial Officer. He holds a Bachelor of Commerce degree from the University of Toronto and is a Chartered Accountant.

Dennis Mills, MID’s Vice-Chairman and Chief Executive Officer, stated, “I am very pleased that Rocco is joining the MID management team and am confident that his strong financial and operational background will enable him to make a positive contribution. I also want to thank Richard Smith for his efforts over the past two years and wish him the best in his future endeavours.”

About MID

MID is a real estate operating company engaged primarily in the acquisition, development, construction, leasing, management, and ownership of a predominantly industrial rental portfolio leased primarily to Magna International Inc. and its subsidiaries in North America and Europe. MID also acquires land that it intends to develop for mixed-use and residential projects. MID holds a majority equity interest in MEC, an owner and operator of horse racetracks, and a supplier, via simulcasting, of live horseracing content to the inter-track, off-track and account wagering markets. MEC has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

For further information about this press release, please contact Dennis Mills, MID’s Vice-Chairman and Chief Executive Officer, at 905-726-7614.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of applicable securities legislation. Words such as “may”, “would”, “could”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “project”, “estimate” and similar expressions are used to identify forward-looking statements. Forward-looking statements should not be read as guarantees of future events or results and will not necessarily be accurate indications of whether or the times at or by which such future events or results will be achieved. Undue reliance should not be placed on such statements. Forward-looking statements are based on information available at the time and/or management’s good faith assumptions and analyses, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control, that could cause actual events or results to differ materially from such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the risks that are set forth in the “Risk Factors” section in MID’s Annual Information Form for 2008, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to MID’s Annual Report on Form 40-F for the year ended December 31, 2008, which investors are strongly advised to review. The “Risk Factors” section also contains information about the material factors or assumptions underlying such forward-looking statements. Forward-looking statements speak only as of the date the statements were made and unless otherwise required by applicable securities laws, MID expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements contained in this press release to reflect subsequent information, events or circumstances or otherwise.